MORGAN STANLEY PATHWAY FUNDS

October 12, 2022

ClearBridge Investments LLC.

620 8th Avenue, 48th floor

New York, NY 10018

Fax: 877-638-5508

Attention: General Counsel

Subject:     Morgan Stanley Pathway Funds Amendment to Investment Advisory Agreement

Dear General Counsel:

In connection with the Investment Advisory Agreement (the “Agreement”) dated November 20th, 2017, and as amended from time to time, between Consulting Group Advisory Services LLC (the “Manager”) and ClearBridge Investments LLC. (the “Adviser”) on behalf of the Morgan Stanley Pathway Funds (f/k/a Consulting Group Capital Markets Funds) and in addition to those terms and conditions stated therein, the Manager and Adviser agree to the following:

Effective as of November 1st 2022 (the “Effective Date”):

1.

Appendix A to the Agreement is hereby deleted and replaced in its entirety with the updated version of Appendix A attached hereto. Commencing as of the Effective Date, all references to the term “Agreement” shall mean the Agreement, as amended hereby.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

If the terms and conditions described above are in accordance with your understanding, kindly indicate your acceptance of this Amendment by signing and returning to us the enclosed copy.

THE MANAGER		THE ADVISER
CONSULTING GROUP ADVISORY SERVICES LLC		CLEARBRIDGE INVESTMENTS, LLC.

By:		By:
Name:	Robert Garcia	Name:	Cynthia K. List
Title:	Chief Operating Officer	Title:	CFO

APPENDIX A

FEE SCHEDULE

For the services provided by Adviser to the Allocated Assets, pursuant to the attached Investment Advisory Agreement, the Manager will pay the Adviser a fee, computed daily and payable monthly, based on the average daily net assets of the Allocated Assets at the following annual rates of the average daily net assets of the Allocated Assets as determined by the Trust’s accounting agent:

PORTFOLIO	ASSETS	RATE
Morgan Stanley Pathway Funds - Large Cap Equity Fund (Clearbridge - Large Cap Growth)	All Assets	30bps